CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is entered into effective as of the Effective Date, as defined in Section 9.13 below, by and between Stratus Properties Inc., a Delaware corporation (the “Company”), and James C. Leslie, an individual residing in Dallas, Texas (“Consultant”).
R E C I T A L:
The Company desires to engage Consultant as an independent contractor to perform certain services described in this Agreement, and Consultant desires to accept engagement in such capacity by the Company under the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:
1.Engagement. The Company hereby engages Consultant and Consultant accepts such engagement as an independent contractor and not as an employee, all in accordance with the terms and conditions of this Agreement.
2.Term. Consultant’s engagement under this Agreement will commence on the Effective Date and terminate two years thereafter (the “Term”). Notwithstanding anything to the contrary contained herein, this Agreement and the Term are subject to prior termination pursuant to Section 5.
3.Duties and Responsibilities. During the Term, Consultant will consult with and advise the Company on matters related to strategy and operations of the Company (collectively, the “Services”), including but not limited to consulting with and assisting the Company in evaluating, qualifying, and analyzing proposals from prospective lenders and equity providers.
4.Service Parameters. The Services will be performed by Consultant only at the direction of the Lead Independent Director (or the Independent Chairman, should be Company change its structure), and shall be limited to twenty-five (25) hours per quarter; any of such twenty-five hours not used in a particular quarter shall not be carried forward to any subsequent quarter.
5.Fees. In consideration of the Services to be performed under this Agreement, the Company will pay Consultant a fee (“Consulting Fee”) at the rate of Twenty-Five Thousand Dollars per quarter for eight consecutive quarters. Payment will be made in a one-time lump sum payment of Two Hundred Thousand Dollars ($200,000.00) on the Effective Date. In addition, the Company shall reimburse Consultant on a monthly basis for all reasonable and necessary business expenses incurred by Consultant in the performance of Consultant’s duties, functions and responsibilities under this Agreement. All requests for reimbursement of expenses shall be submitted on periodic expense reports in accordance with the Company’s policy at any given time.
6.Termination of Engagement.

6.1Termination by the Company. The Company may terminate the engagement of Consultant under this Agreement immediately upon written notice for any reason or no reason. Upon termination of this Agreement by the Company, the Consulting Fee shall be deemed fully earned, provided that such termination shall not be due to the breach of this Agreement or willful misconduct by Consultant.
6.2Termination by Death of Consultant. The death or permanent disability of Consultant will cause the immediate termination of this Agreement.
6.3Liabilities Upon Termination. Upon termination of this Agreement, neither the Company nor Consultant will have any further liability to the other under this Agreement.
7.Certain Covenants of Consultant.
7.1Confidentiality. The Company and the Company’s affiliates own and/or hold certain confidential or proprietary information and trade secrets, including, without limitation, agreements with third parties, financial information, marketing information, customer information, vendor information, business plans, projections, personnel information, and other business information (all of such agreements and information are referred to collectively as the “Confidential Information”). The Company may disclose some of the Confidential Information to Consultant in the performance of Consultant’s service under this Agreement. Consultant agrees to (i) keep the Confidential Information strictly confidential and (ii) not disclose (directly or indirectly), and take all reasonable steps to prevent disclosure of, any of the Confidential Information to any person or entity other than persons authorized in writing in advance by the Company. Consultant agrees not to use the Confidential Information for Consultant’s own benefit or account or in any way, directly or indirectly, detrimental to the Company without the prior express written consent of the Company. Prohibited actions by Consultant include, but are not limited to, (i) the internal or external use of the Confidential Information for a use not expressly granted in writing to Consultant by the Company and (ii) the sale, lease, transfer, conveyance, or disposition of the Confidential Information or any part of the Confidential Information in a way not provided by the terms of this Agreement. The term “Confidential Information” does not apply to information which (i) is or becomes public knowledge other than by default on the part of Consultant; (ii) Consultant receives prior written approval to disclose; (iii) is independently developed by Consultant or is lawfully obtained by Consultant from a third party having no duty of confidentiality to the Company in respect of such information; (iv) Consultant is required to disclose by judicial action. Consultant acknowledges that the Confidential Information constitutes valuable, special, and unique property of the Company critical to its business, and that irreparable damage will result to the Company if any of the Confidential Information is disclosed to a third party except as provided herein and that, as a result, money damages alone are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Company in the event this Agreement is breached. Therefore, Consultant agrees that the Company will be entitled to obtain specific performance of this Agreement and injunctive relief against any breach or threatened breach hereof, and Consultant agrees to waive, and to use its best efforts to cause its representatives to waive, any requirement of the securing or posting of any bond in connection with such remedies; provided, however, if any bond or bonds are required to be posted by the Company in connection with such remedies, such bond or bonds will not exceed One Thousand Dollars ($1,000.00) in the aggregate. Such remedies will not be deemed exclusive remedies for breach of this Agreement, but will be in addition to all other remedies available at law or in equity to the Company.
The Company acknowledges that Consultant currently owns and operates a business similar to the Company’s business in the North Texas market. Notwithstanding any other provision of this Agreement, Consultant at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company the right to participate therein.
7.1Non-Disparagement. Consultant will not make nor publish any statement, written or oral, disparaging the reputation of the Company or the Company’s directors, officers, employees, owners, and agents.
7.2Professional Efforts. Consultant will provide the Services in a diligent and professional manner. In addition to the specific duties set forth in this Agreement, Consultant will use Consultant’s best efforts to preserve and enhance the business of the Company and the goodwill of all owners, customers, clients, consultants, contacts, suppliers and other persons having business relations with the Company. Consultant agrees to maintain the highest standards of professionalism, honesty and integrity in the discharge of Consultant’s duties hereunder.
7.3No Authority. Notwithstanding any provision in this Agreement to the contrary, Consultant agrees that Consultant has no authority to enter into, execute, make or acknowledge any documents, agreement or representation pertaining to the Company, or the Company’s clients or any sale to which the Company is a party or to which the Company may be bound, without the express prior written approval of the Company. Consultant agrees that Consultant will not enter into, execute, make or acknowledge any contract, covenant, agreement or representation binding upon the Company without the express prior written approval of the Company.
7.4Applicable Laws. During the Term, Consultant will comply with all federal, state and local laws, statutes, regulations, ordinances and rules (collectively referred to herein as the “Applicable Laws”).
7.5Enforcement. A breach of the covenants contained in Sections 7.1, 7.2, 7.4 or 7.5 by Consultant will result in irreparable and continuing damage to the Company and its business for which the Company will have no adequate remedy at law. Consultant hereby agrees and stipulates that the monetary damages which would be suffered by the Company in the event Consultant breaches any such covenant would be difficult to measure and would not be an adequate remedy to the Company for the breach thereof, and for this reason and other reasons, Consultant hereby agrees that the Company will have the right to seek, without liability of the Company to Consultant, specific performance of and injunctive relief (both temporary and permanent) against Consultant in the event Consultant breaches any of such covenants. Such right will be in addition to any and all other rights and remedies of the Company at law or in equity
8.Taxes. The Company is not required to withhold or pay any payroll, employments, or related taxes on any kind and Consultant is responsible for paying and will pay when due any and all payroll, employment, and related taxes, including, but not limited to, FICA, FUTA, federal personal income tax, state personal income tax, state disability insurance tax, workers compensation, and state unemployment tax. Consultant will comply with all tax laws applicable to the operation of a business such as Consultant’s, including, but not limited to, the reporting of all gross receipts therefrom as self-employment income or income from the operation of a business, the payment of all self-employment taxes, compliance with all employment tax requirements for withholding on any employees used by Consultant, and compliance with State employment and workers compensation laws.
9.General.
9.1Assignment. This Agreement may not be sold, transferred, pledged, or assigned directly or indirectly by either the Company or the Consultant.
9.2Governing Law, Performance, and Venue. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT REFER THE CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE LAWS OF ANOTHER STATE. ALL OBLIGATIONS CREATED IN THIS AGREEMENT ARE PERFORMABLE IN TRAVIS COUNTY, TEXAS, AND THE EXCLUSIVE VENUE FOR ANY ACTION BROUGHT UNDER THIS AGREEMENT WILL BE IN TRAVIS COUNTY, TEXAS.
9.3Opportunity for Review. EACH PARTY ACKNOWLEDGES THAT ADEQUATE OPPORTUNITY HAS BEEN PROVIDED TO EACH PARTY FOR REVIEW AND COMMENT ON THE PROVISIONS IN THIS AGREEMENT BY EACH OF THEIR RESPECTIVE ATTORNEYS, COUNSELORS, AND ADVISORS; AND, ANY RULE OF CONSTRUCTION THAT AMBIGUITIES ARE TO BE RESOLVED AGAINST THE DRAFTING PARTY WILL NOT BE APPLICABLE TO THIS AGREEMENT.
9.4No Consequential Damages. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, REGARDLESS OF THE FORM OF ACTION AND WHETHER OR NOT THE COMPANY HAD BEEN INFORMED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED, THE POSSIBILITY OF SUCH DAMAGES.
9.5Severability. If any one or more of the provisions contained in this Agreement is for any reason held by a court of competent jurisdiction to be invalid,

illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provision in this Agreement and in lieu of such illegal, invalid, or unenforceable provision, there will be added as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible, and be legal, valid, and enforceable.
9.6No Waiver. Except for a written waiver signed by the Company, any action or inaction by the Company with respect to any provision of this Agreement, including, but not limited to, the Company’s failure to enforce any provision of this Agreement, will not constitute a waiver of that provision or any other provision of this Agreement. Any waiver by the Company of any provision of this Agreement will not constitute a waiver of any other provision of this Agreement.
9.7Binding Effect. This Agreement will bind and benefit the parties to this Agreement and their respective heirs, legal and personal representatives, successors, and assigns.
9.8Notices. All notices, demands, or other communications to be given or delivered hereunder or by reason of the provisions of this Agreement will be in writing and will be deemed to have been properly served if (a) delivered personally; (b) delivered by a recognized overnight courier service; or (c) sent by certified or registered mail, return receipt requested and first class postage prepaid. Such notices, demands, and other communications will be sent to the addresses indicated next to the respective party’s signature below, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party in accordance with this Agreement. Date of service of such notice will be (i) the date such notice is personally delivered; (ii) three (3) days after the date of mailing if sent by certified or registered mail; or (iii) one (1) day after date of delivery to the overnight courier if sent by overnight courier.
9.9Descriptive Headings. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
9.10Dispute Resolution. Any and all disputes (a “Dispute”) between or among Consultant or the Company (i) arising out of or relating to this Agreement or any alleged breach thereof or (ii) in any way relating to the engagement of Consultant by the Company, will be resolved in accordance with this Section 9.10; provided, however, notwithstanding this Section 9.10, any dispute related to Section 6 or any alleged or threatened breach of Section 6, may be resolved, at the option of the Company, in its sole discretion, pursuant to any legal process, including, but not limited to, litigation, injunctive relief, and the enforcement provisions set forth in Section 6.
(a)Negotiated Resolution. The party desiring to resolve such Dispute will deliver a written notice of the Dispute including the specific facts of the Dispute (“Dispute Notice”) to the other parties to such Dispute. If any party delivers a Dispute Notice pursuant to this Section 9.10, the parties involved in the

Dispute must meet at least twice within the thirty (30) day period commencing with the date of the Dispute Notice and in good faith attempt to resolve such Dispute.
(b)Mediation. If any Dispute is not resolved or settled by the parties as a result of negotiation pursuant to Section 9.10(a) above, the parties will submit the Dispute to non-binding mediation before a retired judge of a federal District Court or Texas District Court, or some similarly qualified, mutually agreeable individual. The parties will bear the costs of such mediation equally.
(c)Arbitration. If the Dispute is not resolved by mediation pursuant to Section 9.10(b) above, or if the parties fail to agree upon a mediator, within ninety (90) days after the Dispute Notice, the Dispute will be settled by arbitration conducted in Austin, Texas which will be in accordance with the rules and procedures of the Commercial Arbitration Rules of the American Arbitration Association, and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code) then in effect with respect to commercial disputes. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, will be final and binding upon all parties. The arbitrator will be empowered to impose sanctions and to take such other actions as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal or Texas Rules of Civil Procedure and applicable law. Notwithstanding the foregoing, the arbitrator will not be authorized to award punitive damages with respect to any such claim or controversy, nor will any party seek punitive damages relating to any matter under, arising out of or relating to this Agreement in any other forum. Except as otherwise set forth in the Agreement, the cost of any arbitration hereunder, including the cost of the record or transcripts thereof, if any, administrative fees, and all other fees involved including reasonable attorneys’ fees incurred by the party determined by the arbitrator to be the prevailing party will be paid by the party determined by the arbitrator not to be the prevailing party, or otherwise allocated in an equitable manner as determined by the arbitrator. The parties will instruct the arbitrator to render its decision no later than ninety (90) days after the submission of the Dispute.
(d)Confidentiality. Each party agrees to keep all Disputes and negotiation, mediation, and arbitration proceedings strictly confidential, except for disclosures of information in the ordinary course of business of the parties or by applicable law or regulation.
9.11No Partnership. Notwithstanding any provision of this Agreement to the contrary, no partnership, joint venture, trust, trustee-beneficiary or other relationship will be created between Consultant and the Company in connection with this Agreement and the engagement of Consultant by the Company. It is the express intent of the parties that the relationship of Consultant to the Company will be solely that of an independent contractor and not as an employee.

9.12Survival. Consultant’s obligations under Sections 6 through 8 will survive the termination of this Agreement and the termination of Consultant’s engagement with the Company.
9.13Effective Date. Notwithstanding anything in this Agreement to the contrary, the term “Effective Date” shall mean the date on which Closing occurs under that certain Stock Repurchase Agreement, entered into by and between the Company and James C. Leslie, contemporaneously with this Agreement (the “Stock Repurchase Agreement”). For purposes of this Section 8.13, the term “Closing” is used and defined as in Section 1.(b) of the Stock Repurchase Agreement.
8.14    Indemnification; Limitation of Liability. Consultant is liable for errors or omissions in performing its duties hereunder only in the case of bad faith, gross negligence, violation of applicable laws or breach of the provisions of this Agreement, but not otherwise. Except as expressly stated herein, Consultant makes no representation or warranty regarding the results of any information or advice provided to the Company in connection with this Agreement. The Company hereby indemnifies and holds Consultant harmless of and from all loss, liability, cost and expenses suffered by or asserted against Consultant arising out of the performance of Consultant’s obligations and duties hereunder (except where caused by the bad faith or gross negligence of, or violation of applicable laws by, Consultant or arising out of a breach of this Agreement by Consultant), or arising out of a breach of this Agreement by the Company.

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[Signature page follows.]

Executed to be effective as of the Effective Date.
Address:    COMPANY:
212 Lavaca Street
Suite 300,
Austin, TX 78701    STRATUS PROPERTIES INC., a Delaware corporation

By:    /s/ Erin D. Pickens
    Erin D. Pickens, Senior Vice President

    CONSULTANT:
Address:
        By: /s/ James C. Leslie
[Intentionally omitted] James C. Leslie
[Intentionally omitted]
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